     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2001.

                                                      REGISTRATION NO. 333-90857
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3

                                       TO
                                    FORM S-1

                                       ON


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              INTERSIL CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3674                          59-3590018
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL            (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                            7585 IRVINE CENTER DRIVE
                                   SUITE 100
                            IRVINE, CALIFORNIA 92618

                                 (949) 341-7000

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             STEPHEN M. MORAN, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            7585 IRVINE CENTER DRIVE
                                   SUITE 100
                            IRVINE, CALIFORNIA 92618

                                 (949) 341-7000

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                WITH A COPY TO:
                          CHRISTOPHER G. KARRAS, ESQ.
                                    DECHERT
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 994-4000
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [INTERSIL LOGO]


                                10,950 WARRANTS


                          202,789 UNDERLYING SHARES OF

                              CLASS A COMMON STOCK

                                       OF


                              INTERSIL CORPORATION


                            ------------------------


     We are registering the resale of the warrants and the issuance of underlying shares of Class A Common Stock of Intersil Corporation, or Intersil, upon exercise of the warrants by subsequent purchasers of the warrants. The exercise price for the warrants is $0.0015 per share of Class A Common Stock.


     The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants are both subject to adjustment. The warrants will expire on August 15, 2009.


     The warrants are not listed or quoted on any national securities exchange or The Nasdaq Stock Market. Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "ISIL." On June 7, 2001, the reported last sale price of our common stock on The Nasdaq Stock Market's National Market was $37.60 per share.


                            ------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE WARRANTS AND THE CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS.


                            ------------------------

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is June 8, 2001.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
SUMMARY...............................     1
RISK FACTORS..........................     3
FORWARD-LOOKING STATEMENTS............    11
USE OF PROCEEDS.......................    11
DESCRIPTION OF CAPITAL STOCK..........    12
DESCRIPTION OF THE WARRANTS...........    14
PLAN OF DISTRIBUTION..................    19
SELLING SECURITY HOLDERS..............    20
LEGAL MATTERS.........................    21
EXPERTS...............................    21
INCORPORATION BY REFERENCE............    21
WHERE YOU CAN FIND MORE INFORMATION...    21


                            ------------------------


     You should rely only on the information contained in this document or to which we have referred you in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

                                    SUMMARY


     This summary may not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference before making an investment decision.


                                  THE OFFERING


     On August 13, 1999, we issued and sold 200,000 units, each unit consisting of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil Communications, Inc., or Intersil Communications, and a warrant to purchase
18.5185 shares of Class A Common Stock of Intersil. In connection with that sale, we entered into a Warrant Agreement with the United States Trust Company of New York, as Warrant Agent. Pursuant to the Warrant Agreement, we agreed, among other things, to register the resale of the warrants under the Securities Act and the issuance of the Class A Common Stock upon exercise of the warrants.


                                    INTERSIL


     We are a systems oriented designer and manufacturer of analog and digital integrated circuits for the wireless access and communications analog markets. We use our proprietary technologies and design capabilities to provide systems solutions for rapidly growing wireless local area network (LAN), wireless infrastructure and broadband access applications. We own many patents and have substantial expertise in the design and manufacturing of components that perform many of the essential functions relating to the supply, distribution and regulation of electric power in electronic products. Our core competencies include the design of analog, mixed-signal, digital signal processing and radio frequency semiconductor products. Our products include components performing complex communications functions, such as our PRISM(R) chip sets for wireless data communications, digital radios and high speed converters in cellular base stations and power management integrated circuits used in Internet servers and computers. Consistent with our focus in these markets and applications, in March 2001, we sold our Discrete Power Products group to Fairchild Semiconductor. We were formed on August 13, 1999 through a series of transactions, in which we and our wholly-owned subsidiary, Intersil Communications, acquired the semiconductor business of Harris Corporation, or Harris.



                              RECENT DEVELOPMENTS



     On May 23, 2001, Intersil's stockholders approved the change of the Company's name from "Intersil Holding Corporation" to "Intersil Corporation". In addition, the name of Intersil Corporation, a wholly-owned subsidiary of Intersil, was changed to "Intersil Communications, Inc." The Company's name was changed because Intersil is not simply a holding company, but is actively involved in the operations and supervision of management of its business, some of which is conducted through its subsidiaries.

                                  THE OFFERING

WARRANTS:


Issuer........................   Intersil Corporation.



Warrants Offered..............   10,950 warrants which, when exercised, will
                                 entitle the holders to acquire an aggregate of 202,789 shares of Class A Common Stock.


Exercise Price................   $0.0015 per share of Class A Common Stock.

Exercise......................   The warrants were exercisable beginning on
                                 August 14, 2000 and expire on August 15, 2009.

Expiration....................   August 15, 2009.

Voting Rights.................   Warrant holders have no voting rights.

Anti-Dilution.................   The exercise price and number of shares of
                                 Class A Common Stock issued upon exercise of the warrants are both subject to adjustment in certain cases. See "Description of the Warrants -- Adjustments."


Warrant Shares................   The warrants entitle the holders to acquire
                                 shares of Class A Common Stock of Intersil. The shares of Class A Common Stock for which the warrants are exercisable or which are issued upon exercise of the warrants are collectively referred to as "Warrant Shares."

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not now known to us or that we currently deem immaterial may also impair our business operations.

ABSENCE OF PUBLIC MARKET FOR THE WARRANTS -- NO ASSURANCE CAN BE GIVEN AS TO THE LIQUIDITY OF ANY TRADING MARKET FOR THE WARRANTS.

     The warrants are eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional investors as defined by Rule 144A of the Securities Act of 1933.


     There can be no assurance regarding the future development of a market for the warrants, the ability of the holders of the warrants to sell these securities, or the price at which these holders may be able to sell these securities. If such a market were to develop, the warrants could trade at prices that may be higher or lower than the price paid by selling holders. Future trading prices of the warrants will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers have advised Intersil that they intend to make a market in the warrants, subject to the limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the initial purchasers are not obligated to do so, and may discontinue this market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of any trading market for the warrants or that an active market for the warrants will develop.


FLUCTUATION OF OPERATING RESULTS -- OUR FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS WHICH COULD CAUSE THE PRICE OF THE WARRANTS OR WARRANT SHARES TO DECLINE.

     Our operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause the price of the warrants or Warrant Shares to significantly fluctuate or decline.

     Factors that could cause our operating results to fluctuate that relate to our internal operations include:

     - the need for continual, rapid new product introductions;

     - changes in our product mix;

     - our inability to adjust our fixed costs in the face of any declines in sales; and

     - the availability of production capacity and fluctuations in the manufacturing yields at our facilities.

     Factors that could cause our operating results to fluctuate that depend on our suppliers and customers include:

     - the timing of significant product orders, order cancellations and reschedulings;

     - the availability of production capacity and fluctuations in the manufacturing yields at third parties' facilities that manufacture our devices; and

     - the cost of raw materials and manufacturing services from our suppliers.

     Factors that could cause our operating results to fluctuate that relate to our industry include:

     - the cyclical nature of the semiconductor industry;


     - the evolving nature of the wireless local area network market and the possibility that wireless local area network technology may not be adopted on a widespread basis or may be replaced by a competing technology; and


     - intense competitive pricing pressures.

CYCLICAL INDUSTRY -- DOWNTURNS IN THE BUSINESS CYCLE COULD REDUCE THE REVENUES AND PROFITABILITY OF OUR BUSINESS.


     The semiconductor industry is highly cyclical. In 1998, and again since the end of 2000, the semiconductor industry has experienced a downturn. Our markets may experience other, possibly more severe and prolonged, downturns in the future. We may also experience significant changes in our operating profit margins as a result of variations in sales, changes in product mix, price competition for orders and costs associated with the introduction of new products.


     The markets for our products depend on continued demand for integrated communications, industrial, automotive and consumer electronics products. There can be no assurance that these end-user markets will not experience changes in demand that will adversely affect our business, financial conditions or results of operations.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE -- OUR INABILITY TO INTRODUCE NEW PRODUCTS COULD RESULT IN DECREASED REVENUES AND LOSS OF MARKET SHARE TO COMPETITORS; NEW TECHNOLOGIES COULD ALSO REDUCE THE DEMAND FOR OUR PRODUCTS.

     Rapidly changing technology and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our success in our markets depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us.

DEPENDENCE ON SOURCES OF SUPPLY -- PRODUCTION TIME AND THE COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR LIMITED NUMBER OF SUPPLIERS OR IF ONE OF THOSE SUPPLIERS INCREASED THE PRICES OF RAW MATERIALS.

     Our operating results could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase raw materials, such as silicon wafers, from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

DEPENDENCE ON OUTSIDE FOUNDRIES -- BECAUSE WE DEPEND ON THIRD PARTY FOUNDRIES TO MANUFACTURE, ASSEMBLE AND TEST SOME OF OUR PRODUCTS, WE MAY EXPERIENCE DELAYS BEYOND OUR CONTROL IN DELIVERING THOSE PRODUCTS TO OUR CUSTOMERS.

     We use outside wafer fabrication foundries for the manufacture of device types where we do not have the necessary technologies resident in house. We also use advanced manufacturing processes of outside foundries for certain components of our PRISM(R) products. We intend to continue to rely on third party foundries and other specialist suppliers for some of our manufacturing requirements and most of our assembly and testing requirements. However, these third party foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except with respect to a five-year supply agreement with ChipPAC for test and assembly services and as may be provided in a particular purchase order that has been accepted by one of them. As a result, we cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the cost of our products. We may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication, assembly and testing of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. If the third party foundries we currently use are unable to provide our products, we may be required to seek new foundries, and we cannot be certain that their services will be available at favorable terms or that sufficient capacity will be available.

     In addition, the manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by a third party foundry could adversely affect the foundry's ability to achieve acceptable manufacturing yields and product reliability. If the third party foundries we currently use do not achieve adequate yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative effect on our business, financial condition or results of operations.

DEPENDENCE ON CHIPPAC -- BECAUSE WE DEPEND ON CHIPPAC TO PROVIDE US WITH ASSEMBLY AND TEST SERVICES, WE MAY BE ADVERSELY AFFECTED IF CHIPPAC FAILS TO PERFORM ADEQUATELY.


     We depend on ChipPAC for the assembly and testing of most of our semiconductors. In connection with the sale of our assembly and test facilities in Malaysia to ChipPAC, we entered into a five-year supply agreement with ChipPAC under which the Malaysian facility became our preferred provider of semiconductor assembly and test services. Any disruption in the availability of semiconductors associated with the assembly and testing of our products by ChipPAC could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. In addition, our business, financial condition or results of operations could be adversely affected if ChipPAC is unable to obtain adequate supplies of raw materials in a timely manner or if ChipPAC's costs of raw materials increase significantly.


MANUFACTURING RISKS -- DELAYS IN PRODUCTION AT NEW FACILITIES, IN IMPLEMENTING NEW PRODUCTION TECHNIQUES OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS MAY LOWER YIELDS AND REDUCE OUR REVENUES.

     Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries and reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

SIGNIFICANT SHAREHOLDERS -- STERLING IS A SIGNIFICANT SHAREHOLDER OF OURS, AND HAS THE ABILITY TO EXERCISE INFLUENCE OVER MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS.



     As of February 28, 2001, Sterling Holding Company, LLC, or Sterling, and some of our key employees owned about 13% of the outstanding Class A Common Stock, our only class of voting stock, and 100% of the outstanding Class B Common Stock, which is convertible into shares of Class A Common Stock on a one-for-one basis. By virtue of this stock ownership, they have the ability to exercise influence over the outcome of all matters required to be submitted to shareholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets, and the amendment of our Restated Certificate of Incorporation. Sterling also has an investment in Fairchild Semiconductor, one of our competitors, and an affiliate of Sterling is a significant shareholder of ChipPAC.


COMPETITION -- OUR BUSINESS IS VERY COMPETITIVE, AND INCREASED COMPETITION COULD REDUCE GROSS MARGINS AND THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the semiconductor product markets specifically, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross margins realizable in our markets can differ across regions, depending on the economic strength of end-product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to gain more market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products. In addition, companies not currently in direct competition with us may introduce competing products in the future.

RESTRICTIONS AND COVENANTS IN OUR DEBT INSTRUMENTS -- RESTRICTIONS IMPOSED BY OUR SENIOR CREDIT FACILITIES LIMIT OUR ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.


     The operating and financial restrictions and covenants in our debt instruments, including the senior credit facilities, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.



     Intersil's senior credit facilities require it to maintain certain financial ratios which become more restrictive over time. Intersil's ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or Intersil's inability to comply with the required financial ratios could result in a default under Intersil's senior credit facilities. In the event of any of these defaults, the lenders under Intersil's senior credit facilities could elect to declare all borrowings outstanding, together with accrued interest and other fees, to be due and payable or to require us to apply all of Intersil's available cash to repay these borrowings.



HOLDING COMPANY STRUCTURE -- AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO MEET OUR DEBT OBLIGATIONS OR, SHOULD WE SO CHOOSE, PAY DIVIDENDS. TO THE EXTENT WE DO NOT RECEIVE DIVIDENDS FROM INTERSIL COMMUNICATIONS, WE COULD HAVE DIFFICULTY SATISFYING OUR OBLIGATIONS.



     We are a holding company whose only material asset is the capital stock of Intersil Communications, as a result, we depend on distributions from Intersil Communications to meet our obligations. Because of Intersil Communications' ability to incur substantial indebtedness and our dependence upon the operating performance of Intersil Communications to generate distributions to us, there can be no assurance that any of these distributions will be adequate to fund our obligations when due. In addition, the senior credit facilities and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by Intersil Communications to us. As a result of the foregoing restrictions, we may be required to:


     - refinance our indebtedness;

     - seek additional debt or equity financing;


     - cause Intersil Communications to refinance all or a portion of its indebtedness with indebtedness containing covenants allowing us to gain access to Intersil Communication's cash flow or assets;



     - cause us to obtain modifications of the covenants restricting our access to cash flow or assets of Intersil Communications contained in our financing documents, including, without limitation, the senior credit facilities;



     - merge Intersil Communications with us, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders; or


     - pursue a combination of the foregoing actions.


     The measures we may undertake to gain access to sufficient cash flow to meet our future debt service requirements will depend on general economic and financial market conditions, as well as our financial condition and the financial condition of Intersil Communications and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures can be accomplished, and the failure to do so could have a material adverse effect on the value of the Class A Common Stock.


CURRENCY EXCHANGE RATE FLUCTUATIONS -- FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR AND FOREIGN CURRENCIES COULD INCREASE OPERATING EXPENSES AND NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.


     While we and our subsidiaries transact business primarily in U.S. dollars and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues is denominated in other currencies, such as the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. From time to time, we have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, any hedging technique that we may implement may not be effective or may result in foreign exchange hedging losses. In the past, we have incurred foreign exchange hedging losses, including $13.3 million during fiscal year 1998 and $11.4 million during fiscal year 1999. In fiscal year 2000, foreign exchange hedging resulted in a gain of $3.9 million. For the 26 weeks ended December 29, 2000, foreign exchange hedging resulted in a gain of $1.9 million.


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS -- OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS WHICH INCLUDE UNFAVORABLE POLITICAL, REGULATORY, LABOR AND TAX CONDITIONS IN OTHER COUNTRIES.

     We cannot be certain to what extent our future operations and earnings may be adversely affected by the risks related to, or any other problems arising from, operating in international markets. We generate approximately one-half of our revenue from outside the United States. Risks inherent in doing business on an international level include:

     - economic and political instability;

     - trade restrictions;

     - foreign currency fluctuations; and

     - unexpected changes in the laws and policies of the United States and of the countries in which we manufacture and sell our products.

DEPENDENCE ON INTELLECTUAL PROPERTY -- WE USE A SIGNIFICANT AMOUNT OF INTELLECTUAL PROPERTY IN OUR BUSINESS. IF WE ARE UNABLE TO PROTECT THIS INTELLECTUAL PROPERTY, WE COULD LOSE OUR RIGHT TO EXCLUSIVE USE OF KEY TECHNOLOGY, RESULTING IN DECREASED REVENUES.


     Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal products. We rely on intellectual property rights, including, but not limited to, rights existing under patent, trade secret, trademark, maskwork and copyright law, to protect this technology. Some of our technology is not covered by any patent or patent application, and there are risks that:


     - some of the many patents that we own and other patents that we license from Harris may be invalidated, circumvented, challenged or licensed to others;


     - the license rights granted by Harris, or the patents that we own, will not provide competitive advantages to us; or

     - some of our pending or future patent applications will not be issued within the scope of the claims sought by us, if at all.

Further, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. In addition, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached or that we will have adequate remedies for any breach.


     Some of our current licenses to use others' technology are scheduled to expire periodically over the next several years, unless extended. In particular, we have access to a portfolio of patents under cross-license agreements that began to expire in December of the year 2000. We will need to negotiate renewals of these agreements or obtain the technology from alternative sources. There is no guarantee that we will be able to obtain renewals on substantially similar terms as those that currently exist.


DEPENDENCE ON INTELLECTUAL PROPERTY ACQUIRED FROM HARRIS -- WE HAVE ACQUIRED SUBSTANTIALLY ALL OF OUR INTELLECTUAL PROPERTY FROM HARRIS. TO THE EXTENT OUR USE OF THIS INTELLECTUAL PROPERTY INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE REQUIRED TO CEASE OUR USE OR SALE OF AFFECTED PRODUCTS.

     Under our intellectual property agreement with Harris, Harris has limited, royalty-free, worldwide, nonexclusive license rights (without right to sublicense) to some of our technology. Under our patent assignment and services agreements with Harris, Harris will retain the ownership and rights to certain patents until August 13, 2002 after which time the patents will be assigned to us, provided the patents are not the subject of litigation at that time, and with the provision that any binding obligations on third parties to make royalty or other payments respecting the patents will be retained by Harris. Furthermore, the license agreements under which third parties are licensed to use our intellectual property (or intellectual property that is assigned to us) and under which Harris is cross-licensed to the third party's intellectual property, may not be assignable to us. For this situation, Harris agreed to partially indemnify us for limited periods in limited situations against claims that our activities infringe upon the intellectual property rights of others. The extent and duration of this indemnification may be insufficient to shield us from the need to make monetary payments to third parties or to facilitate the continued manufacture, use or sale of some affected products.

INTELLECTUAL PROPERTY UPON WHICH WE RELY MAY INFRINGE ON OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS -- WE MAY HAVE TO PAY OTHERS FOR INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS OR DEFEND OURSELVES IN A LITIGATION, RESULTING IN SIGNIFICANT EXPENSE TO US.

     Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This vigor and pursuit have resulted in significant and often protracted and expensive litigation. We may from time to time be notified of claims that we may be infringing third party patents or other intellectual property rights. A countersuit has been brought against Harris by Ericsson, one of its competitors and one of our customers, and a jury trial recently commenced alleging infringement by Harris of one of Ericsson's patents relating to telephone subscriber line interface circuits. We have been joined as a defendent in this action. Because this litigation was filed prior to our acquisition of the semiconductor business of Harris, we believe our liability from this litigation, if any, is covered by Harris' agreement to provide us with limited indemnities. We do not believe that this litigation will have a material adverse effect on our business, financial condition or results of operations. It is still possible, however, that this litigation will be resolved in a manner that is materially adverse to us.



     On or before March 10, 2001, Proxim, Inc. filed suit against us and Cisco Systems Inc., alleging infringement of three United States Patents. We and Cisco have countersued, seeking to find that the Proxim patents are invalid, unenforceable and not infringed, as well as seeking damages, costs and attorneys fees from Proxim based upon breach of contract and unfair competition. Additionally, in mid-March 2001, Proxim initiated actions for patent infringement of these same three patents against other companies. We are not a party to these cases; however, at least some of the companies involved in these proceedings are purchasers of our products and, hence, could seek indemnification from us, for which we are partially indemnified by Harris. We do not believe that this litigation will have a material adverse effect on our business, financial condition or results of operations. It is still possible, however, that this litigation will be resolved in a manner that is materially adverse to us.


     If necessary or desirable, we may, from time to time, seek licenses to patents or other intellectual property rights. However, we cannot be certain that we will obtain these licenses or that the terms of any offered licenses will be acceptable to us, and the acquisition of any license could require expenditure of substantial time and other resources. Furthermore, some licenses or other rights to intellectual property of third parties that we use, such as software, may not be freely assignable by Harris to us. Our failure to obtain a license from a third party for technology we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technology. Litigation could result in significant expense to us, adversely affecting sales of the challenged product or technology and diverting the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In the event of an adverse outcome in any litigation, we may be required to:

     - pay substantial damages and incur significant attorneys' fees;

     - cease the manufacture, use, sale or importation of infringing products;

     - expend significant resources to develop or acquire non-infringing technology;

     - discontinue the use of some processes; or

     - obtain licenses to intellectual property covering the infringing technology.

ADDITIONAL BORROWINGS AVAILABLE -- WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD FURTHER EXACERBATE THE RISKS DESCRIBED BELOW.


     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of June 7, 2001, Intersil's senior credit facilities provided for additional borrowings of up to $70.0 million. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, it could:


     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - increase our vulnerability to adverse general economic or industry conditions;


     - limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate; and



     - place us at a competitive disadvantage compared to our competitors that have less debt.

RISKS RELATING TO FUTURE ACQUISITIONS -- WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY BE DIFFICULT TO INTEGRATE AND RESULT IN INCREASED DEBT AND LIABILITIES.


     We plan to pursue acquisitions of related businesses in the near future. We might not be able to consummate acquisitions, or, if we complete any acquisition, we may not realize any of the benefits anticipated from these acquisitions. Financing for acquisitions may not be available and, depending on the terms of these acquisitions, financing could be restricted by the terms of our senior credit facilities. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition or results of operations.



ENVIRONMENTAL LIABILITIES AND OTHER GOVERNMENTAL REGULATIONS -- REGULATORY MATTERS COULD FORCE US TO EXPEND SIGNIFICANT CAPITAL AND INCUR SUBSTANTIAL COSTS.


     We are subject to various environmental laws relating to the management, disposal and remediation of hazardous materials and the discharge of pollutants into the environment. We are also subject to laws relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Harris agreed to indemnify us for substantially all environmental liabilities in excess of financial reserve amounts related to events or activities occurring before our acquisition of the semiconductor business. The nature of our ongoing operations exposes us to the risk of liabilities with respect to environmental matters, including those relating to the on- and off-site disposal and release of hazardous materials, and there can be no assurance that material costs will not be incurred in connection with such liabilities.

     Based on our experience, we believe that the future cost of compliance with existing environmental and health and safety laws (and liability for known environmental conditions even without the Harris indemnity) will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

     - what environmental or health and safety legislation or regulations will be enacted in the future;

     - how existing or future laws or regulations will be enforced, administered or interpreted; or


     - the amount of future expenditures which may be required to comply with these environmental or health and safety laws or to respond to future cleanup matters or other environmental claims.


RISKS RELATING TO FUTURE SALES OF OUR SHARES -- ALL OF OUR OUTSTANDING SHARES OF COMMON STOCK MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, AND FUTURE SALES OF THOSE SHARES COULD DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.


     Certain shareholders who received our common stock in an acquisition of No Wires Needed B.V. have entered into lock-up agreements which restrict the disposition of 131,844 and 79,106 shares of common stock prior to August 23, 2001 and August 23, 2002, respectively.



     Since August 14, 2000, some of our existing shareholders have had the right to cause us to register the sale of their shares under the Securities Act and some other current shareholders may have the right to cause us to register their shares for resale if we choose to file a registration statement. Registration of the sale of these shares of our common stock would permit their sale into the market without lock-up restrictions such as those mentioned above. If our existing shareholders sell a large number of shares, the market price of the Class A Common Stock could decline, as these sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in our financial performance. Moreover, the perception in the public market that these shareholders might sell shares of Class A Common Stock could depress the market price of the Class A Common Stock.

     We filed registration statements with the Securities and Exchange Commission on April 18, 2000 under which we registered 4,000,000 shares of our Class A Common Stock and on September 29, 2000 under which we registered 3,500,000 shares of our Class A Common Stock, in both cases for issuance in connection with future acquisitions. As of May 31, 2001, 6,197,400 shares have been issued. Any shares issued pursuant to these registration statements will be freely tradeable without restriction under the Securities Act and will result in dilution to our existing shareholders.


                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.


     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary," "Risk Factors," and other sections of this prospectus.


     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; changes in technology and the development of new technology; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; and the availability, terms and deployment of capital. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS


     Intersil Communications used the gross proceeds from the sale of the 200,000 units, each consisting of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil Communications and one warrant, together with the $220.0 million from borrowing by Intersil Communications under the senior credit facilities, and a $120.0 million cash equity contribution by us to Intersil Communications as follows: (i) approximately $520.0 million to pay for the purchase price of the semiconductor business and (ii) $20.0 million to pay fees and expenses relating to the acquisition, the financing in connection with the acquisition and the application of the proceeds of the financing.



     Upon any exercise of the warrants, we will receive the exercise price of $.0015 per warrant share.

                          DESCRIPTION OF CAPITAL STOCK


     Our capital stock consists of 600,000,000 authorized shares of common stock, par value $.01 per share, divided into two classes consisting of (a) 300,000,000 shares of Class A Common Stock, of which, as of the date of this prospectus, 68,081,417 shares are outstanding and (b) 300,000,000 shares of Class B Common Stock, of which, as of the date of this prospectus, 37,206,996 shares are outstanding. Our capital stock also consists of 100,000 authorized shares of preferred stock, par value $.01 per share, none of which is issued or outstanding.


     The following description of the terms and provisions of our capital stock is not complete, and you should read our Bylaws and Restated Certificate of Incorporation, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.


GENERAL TERMS OF CLASS A COMMON STOCK



     The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders other than elections of directors. Our Restated Certificate of Incorporation provides for cumulative voting for directors. With cumulative voting, at each election for directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. Under cumulative voting, a minority holder has a greater possibility of influencing the election of directors because, for example, the minority holder can increase the number of votes such holder may cast for an individual director. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with holders of Class B Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class A Common Stock in the foreseeable future.



CERTAIN OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION RELATING TO THE CLASS A COMMON STOCK


     Our Restated Certificate of Incorporation, contains provisions affecting the rights of our shareholders and the powers of our Board of Directors, including the following:

     - We are not subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's stock from entering into transactions with the company unless the board of directors or shareholders unaffiliated with the third party approve either the third party or the transaction at issue, before the third party becomes a 15% owner or the third party acquires at least 85% of the company's stock.

     - A shareholder rights plan can be adopted only with the consent of holders of a majority of outstanding Class A Common Stock or with the unanimous consent of our Board of Directors, except that if Sterling's and its affiliates' ownership is less than 15% of our outstanding common stock, then a shareholder rights plan can be adopted with the consent of a majority of our Board of Directors. A shareholder rights plan generally makes it more difficult for a hostile bidder to take control of a company by providing existing shareholders with special rights which would make it uneconomical for the third party to acquire additional interests. If our Board of Directors is authorized to and decides to implement a shareholder rights plan, the plan adopted by the Board may deter acquisitions which you might deem to be in your best interests.

     - Our Board of Directors must have no fewer than three and no more than seven members and may not be divided into classes. The term of each member of the Board of Directors expires at each annual shareholders' meeting. Having a minimum number of Directors ensures that cumulative voting will operate to protect the interests of minority shareholders, since with a smaller Board it would take a greater percentage of votes to elect one director. Similarly, by prohibiting a classified Board, our Restated Certificate of Incorporation ensures that shareholders may replace the entire Board at each annual election.

     - Shareholders may act by written consent, without a meeting and without notice or a vote. This provision enables shareholders to act on matters subject to a shareholder vote without waiting until the next annual or special meeting of shareholders.


     - Each of the provisions of our Restated Certificate of Incorporation described above may be amended only with the approval of holders of 75% of our outstanding Class A Common Stock. Amending other provisions requires approval by holders of a majority of our outstanding Class A Common Stock. The provision requiring a supermajority vote also cannot be amended without the consent of holders of 75% of the Class A Common Stock. If a third party -- that is, a person or entity other than our principal shareholders or members of our management -- acquires more than 40% of the Class A Common Stock, then the holders of a majority of the Class A Common Stock could amend the foregoing provisions. If, after any transfer by Sterling or its affiliates, Sterling and its affiliates together own less than 15% of our outstanding common stock, then holders of a majority of the Class A Common Stock can amend the supermajority provisions. The effect of each supermajority provision is that holders of 25% of our Class A Common Stock could block amendments to our Restated Certificate of Incorporation affecting the provisions described above.



SHAREHOLDERS' AGREEMENT


     Prior to our initial public offering, the then-existing shareholders of our company entered into a Securities Purchase and Holders Agreement, which we refer to as the Shareholders' Agreement, containing agreements among the shareholders with respect to our capital stock and corporate governance.


     The Shareholders' Agreement contains provisions which restrict Citicorp Venture Capital Ltd., or CVC (one of our shareholders), and its permitted transferees from effecting a transfer of 50% or more of the shares of common stock owned by them without offering the other parties to the Shareholders' Agreement an equal opportunity to participate in the transaction or transactions. In addition, CVC and its affiliates have the right to have observers present at meetings of our Board of Directors if they are not represented on our Board of Directors as long as they own at least 5% of the common stock then outstanding. The Shareholders' Agreement continues to subject some of our executive officers' common stock to a risk of repurchase by the Company.


REGISTRATION RIGHTS AGREEMENT

     In connection with their entry into the Shareholders' Agreement, the then-existing shareholders of our company also entered into a Registration Rights Agreement (the "Registration Rights Agreement"). According to the Registration Rights Agreement, upon the written request of CVC and subject to our option to defer action for 180 days, we will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by CVC and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for our common stock because of a request by CVC or otherwise, we will use our best efforts to allow the other parties to the Registration Rights Agreement to have their shares of our common stock (or a portion of their shares under circumstances set forth in the Registration Rights Agreement) included in the registered offering. We are not bound by this requirement if we file a registration statement on Form S-8, Form S-4 or any similar form in connection with an exchange offer or an offering solely to our employees or existing shareholders, or a registration statement registering a unit offering consisting of a public offering of our debt and equity securities in which (i) not more than twenty percent of the gross proceeds received from the sale of those securities is attributed to the equity securities and (ii) after the public offering, we do not have a class of equity securities required to be registered under the Securities Exchange Act of 1934. Most registration expenses of the selling shareholders will be paid by us. We will not pay expenses relating to underwriting commissions, brokerage fees and transfer taxes applicable to the shares sold by the shareholders or in certain cases the fees and expenses of any accountants or other representatives retained by a selling shareholder.

                          DESCRIPTION OF THE WARRANTS

GENERAL

     The warrants were issued in connection with a Warrant Agreement dated August 13, 1999 (the "Warrant Agreement"), between us and United States Trust Company of New York, as warrant agent, and are being registered for resale by this prospectus.

     The following description is only a summary of the material provisions of the Warrant Agreement. We urge you to read the Warrant Agreement because it, and not this description, defines your rights as holders of these warrants. You may request copies of the Warrant Agreement at our address set forth under "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE WARRANTS

     Each warrant:

     - when exercised, will entitle the holder to purchase 18.5185 shares of Class A Common Stock from us;

     - may be exercised at a price of $0.0015 per share of Class A Common Stock; and

     - became exercisable on August 14, 2000 and expire on August 15, 2009, which we refer to as the expiration date.


The exercise price and the number of shares of Class A Common Stock issuable upon exercise of a warrant are both subject to adjustment in some cases. See "-- Adjustments" below. The warrants initially entitled the holders to acquire, in the aggregate, 3,703,707 shares of Class A Common Stock.


     We will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding warrants. Even if we fail to give this notice, the warrants will still expire and become void on the expiration date.

     At our option, fractional shares of Class A Common Stock may not be issued upon exercise of the warrants. If any fraction of a share of Class A Common Stock would otherwise be issuable upon the exercise of any of the warrants (or any specified portion of them), we will pay an amount in cash equal to the Current Market Value per share of Class A Common Stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by that fraction, computed to the nearest whole cent.


     The "Current Market Value" per share of Class A Common Stock or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of Intersil and certified in a board resolution, based on the most recently completed arm's-length transaction between Intersil and a Person other than an Affiliate of Intersil, the closing of which shall have occurred on that date or within the six-month period preceding that date, or (b) if no transaction shall have occurred on that date or within a six-month period of that date, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each business day during the period commencing 15 business days before that date and ending on the date one day prior to that date, or if the security has been registered under the Exchange Act for less than 15 consecutive business days before that date, then the average of the daily closing bid prices (or the equivalent) for all of the business days before that date for which daily closing bid prices are available; provided, however, that if the closing bid price is not determinable for at least ten business days in that period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act.


     Certificates for warrants will be issued in fully registered form only. We refer to the registered certificates (including the warrants offered and sold to qualified institutional buyers in reliance on Rule 144A of the Securities Act) issued by us under the Warrant Agreement representing the warrants as warrant certificates. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

     In the event a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any bankruptcy, reorganization or similar proceeding.

GENERAL TERMS

  Exercise

     In order to exercise all or any of the warrants, the holder is required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for each share of Class A Common Stock or other securities issuable upon exercise of the warrants. The exercise price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by us for that purpose or (ii) without the payment of cash (the "Cashless Exercise").

     In the event that a holder chooses to exercise all or any of the warrants in a Cashless Exercise:

          (1) we will reduce the number of shares of Class A Common Stock that would be obtainable upon the exercise of a warrant and payment of the exercise price in cash; and

          (2) the holder will receive a number of shares of Class A Common Stock equal to the product of (a) the number of shares of Class A Common Stock for which the warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise").

The "Cashless Exercise Ratio" equals a fraction, the numerator of which is the excess of the Current Market Value per share of Class A Common Stock on the day on which a warrant is exercised, or the exercise date, over the exercise price per share as of the exercise date and the denominator of which is the Current Market Value per share of the Class A Common Stock on the exercise date. Upon surrender of a warrant certificate representing more than one warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Class A Common Stock deliverable upon a Cashless Exercise equals the number of shares of Class A Common Stock issuable upon the exercise of warrants that the holder specifies are to be exercised in a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement are applicable to a surrender of a warrant certificate in connection with a Cashless Exercise for less than the full number of warrants represented.

  No Rights as Shareholders

     The holders of unexercised warrants are not entitled, by virtue of being holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our shareholders in respect of any shareholders meeting for the election of our directors or any other purpose, or to the exercise of any other rights whatsoever as our shareholders.

  Mergers, Consolidations, etc.

     In the event that we consolidate with, merge with or into, or sell all or substantially all of our assets to, any other individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision of them or any other entity, which we refer to collectively as a Person, each warrant thereafter entitles the holder to receive upon exercise of the warrant, per share of Class A Common Stock for which the warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of Class A Common Stock is entitled to receive upon completion of the consolidation, merger or sale of assets. However, if

          (1) we consolidate with, merge with or into, or sell all or substantially all of our assets to, another Person and, in connection therewith, the consideration payable to the holders of Class A Common Stock in exchange for their shares is payable solely in cash; or

          (2) there is a dissolution, liquidation or winding-up of us;

then the holders of the warrants will be entitled to receive distributions on an equal basis with the holders of Class A Common Stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately prior to the event, less the exercise price. Upon receipt of the payment, if any, the warrants will expire and the rights of the holders will cease.

     In the case of any merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of us, we must deposit promptly with the warrant agent the funds, if any, required to pay the holders of the warrants. After the funds and the surrendered warrant certificates are received, the warrant agent is required to deliver a check in the amount as is appropriate (or, in the case of consideration other than cash, other consideration as is appropriate) to any Persons as it may be directed in writing by the holders surrendering these warrants.

ADJUSTMENTS

     The number of shares of Class A Common Stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in the following events:


          (1) the payment by us of certain dividends (or other distributions) on our common stock, including dividends or distributions payable in shares of this common stock or other shares of our capital stock;


          (2) subdivisions, combinations and certain reclassifications of the common stock;

          (3) the issuance to all holders of common stock of rights, options or warrants to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share which is less than the Current Market Value per share of the common stock;

          (4) the issuance of shares of common stock for a consideration per share which is less than the Current Market Value per share of the Class A Common Stock other than upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of ours outstanding as of August 13, 1999 (to the extent in accordance with the terms of those securities as in effect on that date), and


          (5) the distribution to all holders of the common stock of any of our assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (3) above and cash dividends and other cash distributions from current or retained earnings other than the portion, if any, of the aggregate amount of all dividends paid by Intersil on the common stock in any fiscal year that exceeds $10 million).


No adjustment to the number of shares of Class A Common Stock issuable upon the exercise of the warrants and the exercise price will be required in the following events:

          (1) the issuance of shares of common stock in bona fide public offerings that are underwritten or in which a placement agent is retained by us;


          (2) the issuance of options or shares of common stock to officers, directors or employees of Intersil Communications or us;

          (3) the issuance of Class A Common Stock upon conversion of Class B Common Stock and the issuance of Class B Common Stock upon conversion of Class A Common Stock, in each case as provided in our Certificate of Incorporation as in effect on August 13, 1999; and

          (4) the issuance of shares of common stock in connection with acquisitions of products and businesses other than to our affiliates.


     In the event of a distribution to holders of common stock which results in an adjustment to the number of shares of Class A Common Stock or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend.


     No adjustment in the exercise price will be required unless the adjustment would require an increase or decrease of at least one percent in the exercise price; provided, however, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

AMENDMENT


     From time to time we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the Warrant Agreement, in order to cure defects or inconsistencies or make any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the warrants requires the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected is required for any amendment by which the exercise price would be increased or the number of shares of Class A Common Stock issuable upon exercise of warrants would be decreased (other than in connection with adjustments provided in the Warrant Agreement).


REGISTRATION RIGHTS

  Registration of Warrants

     The Warrant Agreement required us to file this registration statement covering the resale of the warrants by the warrant holders by November 10, 1999, and to use our best efforts to cause this registration statement to be declared effective under the Securities Act by January 10, 2000 and to remain effective until the earliest of:

          (1) the time by which all of the warrants have been sold under this registration statement,

          (2) two years after its effective date, and

          (3) the time by which the warrants can be sold without restriction under the Securities Act.

     Each holder of warrants that sells these warrants in connection with this registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by certain provisions of the Warrant Agreement which are applicable to the holder (including certain indemnification obligations). In addition, each holder of warrants will be required to deliver information to be used in connection with this registration statement in order to have its warrants included in this registration statement.

  Registration of Underlying Class A Common Stock

     The Warrant Agreement also required us to file this registration statement covering the issuance of shares of Class A Common Stock to the holders of the warrants upon exercise of the warrants by the warrant holders and to use our best efforts to cause this registration statement to be declared effective on or before August 14, 2000 and to remain effective until the earlier of:

          (1) the time by which all warrants have been exercised; and

          (2) the expiration date.

     During any consecutive 365-day period, we are entitled to suspend the availability of this registration statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the expiration date) if our Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for the suspension and provides notice that this determination was made to the holders of the warrants; provided, however, that in no event are we required to disclose the business purpose for the suspension if we determine in good faith that the business purpose must remain confidential. There can be no assurance that we will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the warrants have been exercised or have expired.

                              PLAN OF DISTRIBUTION

     The warrants and the Warrant Shares may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer the warrants or the Warrant Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of the securities for whom they may act as agents. The selling holders and any underwriters, broker-dealers or agents that participate in the distribution of warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The warrants and the Warrant Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the warrants and the Warrant Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on these exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the warrants or the Warrant Shares is made, a supplement to this prospectus (a "prospectus supplement"), if required, will be distributed which will set forth the aggregate amount of warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer that receives the warrants or Warrant Shares for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of the warrants or Warrant Shares.

     To comply with the securities laws of certain jurisdictions, if applicable, the warrants and Warrant Shares will be offered or sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in these jurisdictions or an exemption from registration or qualification is available and is complied with.

     The selling holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the warrants or Warrant Shares by the selling holders. The foregoing may affect the marketability of these securities.


     Under the terms of the Warrant Agreement, certain expenses of the registration of the warrants and the Warrant Shares hereunder will be paid by Intersil, including, without limitation, filing fees of the Commission and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales pursuant to the registration statement. Intersil has agreed to indemnify the selling holders against certain civil liabilities, including certain liabilities under the Securities Act, and the selling holders will be entitled to contribution in connection with any registration and any sales pursuant thereto. Intersil will be indemnified by the selling holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any registration and any sales pursuant to the registration statement.

                            SELLING SECURITY HOLDERS


     The selling security holders currently beneficially own a total of 6,750 warrants, which entitle them to purchase 125,000 shares of Class A Common Stock. See "Description of the Warrants." All 6,750 warrants are being registered by this prospectus and may be offered from time to time by the selling security holders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities.



     The following table sets forth the number of warrants beneficially owned by each of the selling security holders, as of May 21, 2001. None of the selling security holders, except as otherwise noted, has had a material relationship with Intersil within the past three years other than as a result of the ownership of our shares, warrants or other securities. No estimate can be given as to the number of shares or warrants that will be held by the selling security holders after completion of this offering because the selling security holders may offer all or some of the warrants. Intersil will not receive any of the proceeds from the sale of the warrants.



                                                                                 AMOUNT OF
                                                               AMOUNT OF     SECURITIES TO BE
                                                              SECURITIES        OFFERED FOR
                                                              OWNED PRIOR    SECURITY HOLDER'S
SELLING SECURITY HOLDER                                       TO OFFERING         ACCOUNT
-----------------------                                       -----------    -----------------
Lutheran Brotherhood Research Corp. ........................     4,500             4,500
Frank Russell Investment Co. ...............................       500               500
Credit Suisse First Boston Corporation 1....................     1,750             1,750
                                                                 -----             -----
          Total.............................................     6,750             6,750
                                                                 =====             =====


---------------


1.Credit Suisse First Boston Corporation has performed investment banking services for Intersil.

                                 LEGAL MATTERS


     Certain legal matters regarding the warrants and Warrant Shares offered hereby will be passed upon for us by Dechert, Philadelphia, Pennsylvania. Dechert beneficially owns 68,150 shares of our Class A Common Stock.


                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Transition Report on Form 10-K for the 26-week period ended December 29, 2000 and our Annual Report on Form 10-K for the 46-week period ended June 30, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.



                           INCORPORATION BY REFERENCE



     The SEC permits us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.



     The following documents filed with the SEC are incorporated by reference in this prospectus:



     1. Our Quarterly Report on Form 10-Q, for the quarter ended March 30, 2001, filed on May 9, 2001.



     2. Our Current Report on Form 8-K, filed on April 2, 2001.



     3.Our Annual Report on Form 10-KT, for the transition period from July 1,
       2000 to December 29, 2000, filed on March 9, 2001.



     4. Our Current Report on Form 8-K, filed on January 25, 2001.



     5.Our Quarterly Report on Form 10-Q, for the quarter ended September 29,
       2000, filed on November 14, 2000.



     6. Our Current Report on Form 8-K, filed on November 13, 2000.



     7.Our Annual Report on Form 10-K for the year-ended June 30, 2000, filed on
       August 17, 2000 and amended by our Annual Report on Form 10-K/A-1, filed on September 5, 2000.



     8. Our Registration Statement on Form 8-A, filed on February 18, 2000.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."

     This is a post-effective amendment to Form S-1 on a registration statement on Form S-3 under the Securities Act of 1933, covering the warrants to purchase 202,789 shares of Class A Common Stock of Intersil (Registration No. 333-90857). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. In addition, certain information in the registration statement has been omitted from this Prospectus in accordance with the rules of the SEC. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the warrants to purchase 202,789 shares of Class A Common Stock of Intersil, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.



     Copies of the registration statement (including any information that has been incorporated by reference in this prospectus) may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:
Intersil Corporation, 7585 Irvine Center Drive, Suite 100, Irvine, California 92618; the telephone number at that address is (949) 341-7000.

                                [INTERSIL LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following expenses (other than the SEC filing fee) are estimated:


SEC Registration Fee........................................  $         5
Accounting Fees.............................................  $ 1,259,294
Printing and Engraving Expenses.............................  $   249,261
Legal Fees and Expenses (other than blue sky)...............  $ 3,376,065
Blue Sky Fees and Expenses..................................  $        --
Transfer Agent and Registrar Fees...........................  $   893,375
Miscellaneous Expense.......................................  $14,222,000
                                                              -----------
          Total.............................................  $$20,000,000
                                                              ===========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     As permitted by the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Issuer provides that directors of the Issuer shall not be personally liable to the Issuer or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Issuer or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the By-laws of the Issuer provide for indemnification of the Issuer's officers and directors to the fullest extent permitted under Delaware law.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The directors and officers of the Issuer are insured against certain liabilities under the Issuer's directors' and officers' liability insurance.

     The foregoing summary of the Delaware General Corporation Law and of the Certificate of Incorporation and By-laws of the Issuer is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and of the Issuer's Certificate of Incorporation and By-laws, which are filed as exhibits to this Registration Statement.

ITEM 16.  EXHIBITS



     Incorporated by reference to the Exhibit Index following page II-4 hereof.



ITEM 17.  UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Post Effective Amendment No. 3 to the Registration Statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 8th day of June, 2001.



                                          INTERSIL CORPORATION


                                          By:         DANIEL J. HENEGHAN
                                            ------------------------------------
                                                     Daniel J. Heneghan
                                              Vice President, Chief Financial
                                              Officer and Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 on Form S-3 has been signed below by the following persons in the capacities indicated on June 8, 2001.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chief Executive Officer and Director
-----------------------------------------------------    (principal executive officer)
                 Gregory L. Williams

                 DANIEL J. HENEGHAN                    Vice President, Chief Financial Officer and
-----------------------------------------------------    Assistant Secretary (principal financial and
                 Daniel J. Heneghan                      accounting officer)

                          *                            Director
-----------------------------------------------------
                    James A. Urry

                          *                            Director
-----------------------------------------------------
                    Gary E. Gist

                   ROBERT W. CONN                      Director
-----------------------------------------------------
                   Robert W. Conn

                                                       Director
-----------------------------------------------------
                     Jan Peeters

                                                       Director
-----------------------------------------------------
                Robert N. Pokelwaldt

               *By: DANIEL J. HENEGHAN
  ------------------------------------------------
                 Daniel J. Heneghan
                  Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 2.01*    Amended and Restated Master Transaction Agreement dated as of June 2, 1999, by and among Intersil Holding Corporation
          ("Holding"), Intersil Corporation ("Intersil") and Harris
          Corporation ("Harris").
 2.02*    Agreement Concerning Deferred Closings dated as of August
          13, 1999, by and among Harris and Intersil.
 2.03*    Transition Services Agreement dated as of August 13, 1999, by and among Intersil and Harris.
 2.04*    Share Sale Agreement dated August 13, 1999, between Harris
          Airport Systems (Malaysia) Sdn. Bhd., Harris Solid State
          (Malaysia) Sdn. Bhd. and Sapphire Worldwide Investments,
          Inc.
 2.05*    Agreement for the Sale and Purchase of the Business and
          Assets of Harris Semiconductor Limited dated as of August
          13, 1999, between Harris Semiconductor Limited and Intersil
          Limited.
 2.06*    Asset Purchase Agreement dated as of August 20, 1999,
          between Harris Semiconductor Design & Sales Pte. Ltd. and
          Intersil Pte. Ltd.
 2.07*    Purchase Agreement of Corporate Quotas of a Limited
          Liability Company, dated as of August 13, 1999, between
          Harris Semiconductor BV, Harris Semiconductor Limited and
          Intersil.
 2.08*    Assignment of Shares, dated as of August 13, 1999, between
          Intersil and Harris for the transfer by Harris of all of its shares of Harris Semiconducteurs, Sarl to Intersil.
 2.09*    Share Transfer Agreement, dated as of August 1, 1999,
          between Harris and Intersil for the transfer of stock of
          Harris Semiconductor Y.H.
 2.10*    Equity Purchase Agreement, dated as of August 13, 1999,
          between Harris Advanced Technology (Malaysia) Sdn. Bhd. and
          Harris Airport Systems (M) Sdn. Bhd.
 2.11*    Agreement Re: China Subsidiaries, dated as of August 13,
          1999, between Harris and Intersil.
 2.12*    Agreement Re: Anshan Joint Venture, dated as of August 13,
          1999, between Harris Advanced Technology (Malaysia) Sdn.
          Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.13*    Agreement Re: Guangzhou Joint Venture, dated as of August
          13, 1999, between Harris Advanced Technology (Malaysia) Sdn.
          Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.14*    Agreement Re: Suzhou Harris, dated as of August 13, 1999,
          between Harris Advanced Technology (Malaysia) Sdn. Bhd. and
          Harris Airport Systems (M) Sdn. Bhd.
 2.15*    Intellectual Property Agreement, dated as of August 13,
          1999, among Harris, Harris Semiconductor Patents, Inc. and
          Holding.
 2.16*    Patent Assignment and Services Agreement, dated as of August
          13, 1999, among Harris, Harris Semiconductor Patents, Inc.
          and Holding.
 2.17*    License Assignment Agreement, dated as of August 13, 1999, among Harris, Harris Semiconductor Patents, Inc. and
          Holding.
 2.18*    Harris Trademark License Agreement, dated as of August 13,
          1999, among Harris, HAL Technologies, Inc. and Holding.
 2.19*    Secondary Trademark Assignment and License Agreement, dated as of August 13, 1999, between Harris and Holding.
 2.20*    PRISM(R) Intellectual Property Assignment, dated August 13,
          1999, between Holding and Intersil.
 2.21*    Tax Sharing Agreement, dated as of August 13, 1999, among
          Holding, Intersil and Choice Microsystems, Inc.
 2.22*    Royalty Agreement, dated as of August 13, 1999, among Harris and Intersil.
 2.23*    Option Agreement, dated as of August 13, 1999, among
          Intersil and Intersil PRISM, LLC.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 2.24     Stock Purchase Agreement among ChipPAC Limited, ChipPAC,
          Inc., Sapphire Worldwide Investments, Inc. and Intersil
          Corporation dated as of June 30, 2000 (incorporated by
          reference to Exhibit 2.1 to the Current Report on Form 8-K previously filed by ChipPAC, Inc. on July 14, 2000
          (Commission File No. 333-91641)).
 2.25     Share Purchase Agreement dated April 27, 2000 by and among
          Holding, Intersil B.V., No Wires Needed B.V., Gilde It Fund
          B.V., Parnib B.V., 3Com Corporation, Kennet I L.P., Hans B.
          Van Der Hoek and the shareholders named therein
          (incorporated by reference to Exhibit 2.25 to the Report on
          Form 10-K previously filed by Intersil Holding Corporation on August 17, 2000 (the "10-K")).
 2.26     Amendment No. 1 to the Share Purchase Agreement dated April
          27, 2000 by and among Holding, Intersil B.V., No Wires
          Needed B.V., Gilde It Fund B.V., Parnib B.V., 3Com
          Corporation, Kennet I L.P., Hans B. Van Der Hoek and the
          shareholders named therein (incorporated by reference to
          Exhibit 2.26 to the 10-K).
 3.01*    Restated Certificate of Incorporation of Holding.
 3.02*    Bylaws of Holding.
 4.01*    Warrant Agreement, dated as of August 13, 1999, between
          Holding and United States Trust Company of New York.
 4.02*    Purchase Agreement, dated as of August 6, 1999, between
          Intersil, Holding, Harris Semiconductor, LLC, Harris
          Semiconductor (Ohio), LLC, Harris Semiconductor
          (Pennsylvania), LLC, Choice Microsystems, Inc., Credit
          Suisse First Boston Corporation, J. P. Morgan Securities
          Inc. and Salomon Smith Barney Inc.
 4.03*    Registration Rights Agreement, dated as of August 6, 1999, between Intersil, Holding, Harris Semiconductor, LLC, Harris
          Semiconductor (Ohio), LLC, Harris Semiconductor
          (Pennsylvania), LLC, Choice Microsystems, Inc., Credit
          Suisse First Boston Corporation, J. P. Morgan Securities
          Inc. and Salomon Smith Barney Inc.
 5.01*    Opinion of Dechert.
 8.01*    Opinion of Dechert.
10.01*    Indenture, dated as of August 13, 1999, among Intersil,
          Holding, Harris Semiconductor, LLC, Harris Semiconductor
          (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC,
          Choice Microsystems, Inc. and United States Trust Company of
          New York for 13 1/4% Senior Subordinated Notes due 2009.
10.02*    Form of 13 1/4% Senior Subordinated Notes due 2009 (included in Exhibit 10.01).
10.03*    Credit Agreement, dated as of August 13, 1999, among
          Intersil, the Lender Parties thereto, Credit Suisse First
          Boston, as the Administrative Agent, Salomon Smith Barney,
          as Syndication Agent, and Morgan Guaranty Trust Company of
          New York, as Documentation Agent.
10.04     Amendment No. 1 and Waiver, dated as of January 28, 2000, to the Credit Agreement, dated as of August 13, 1999, among
          Intersil, Holding, Credit Suisse First Boston, as the
          Administrative Agent, Salomon Smith Barney, as Syndication
          Agent, and Morgan Guaranty Trust Company of New York, as
          Documentation Agent (incorporated by reference to Exhibit
          10.07 to Amendment No. 2 to the Registration Statement on
          Form S-1 previously filed by Intersil Holding Corporation on
          February 23, 2000).
10.05*    Subordinated Credit Agreement, dated as of August 13, 1999, among Holding and Citicorp Mezzanine Partners, L.P. for
          13 1/2% Subordinated Pay-In-Kind Note due 2010.
10.06*    Form of 13 1/2% Subordinated Pay-In-Kind Note due 2010
          (included in Exhibit 10.05).
10.07*    Indenture, dated as of August 13, 1999, among Holding and
          United States Trust Company of New York for 11.13%
          Subordinated Pay-In-Kind Notes due 2010.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.08     Form of 11.13% Subordinated Pay-In-Kind Note due 2010
          (included in Exhibit 10.06).
10.09     Amended and Restated Registration Rights Agreement, dated as of January 21, 2000, by and among Holding, Sterling Holding
          Company, L.L.C., Manatee Investment Corporation, Citicorp
          Mezzanine Partners, L.P. and the management investors named therein (incorporated by reference to Exhibit 4.02 to the
          Registration Statement on Form 8-A previously filed by
          Intersil Holding Corporation on February 18, 2000).
10.10*    Securities Purchase and Holders Agreement, dated as of
          August 13, 1999, among Holding, Sterling Holding Company,
          LLC, Manatee Investment Corporation, Intersil Prism LLC,
          Citicorp Mezzanine Partners, L.P., William N. Stout and the
          management investors named therein.
10.11*    Option Award Agreement, dated as of August 13, 1999.
10.12*    Employment Agreement, dated as of August 9, 1999, between
          Intersil and Gregory L. Williams.
10.13*    Intersil Holding Corporation 1999 Equity Compensation Plan.
10.14*    Intersil Holding Corporation Employee Stock Purchase Plan.
10.15*    Agreement between Harris and Local Union No. 1907
          International Brotherhood of Electrical Workers, AFL-CIO
          (Findlay, OH Facility), effective as of July 1, 1996.
10.16*    Agreement between Harris and Local Union 177 International
          Union of Electronic, Electrical, Salaried, Machine and
          Furniture Workers, AFL-CIO (Mountaintop, PA Facility),
          effective December 1, 1998.
10.17*    Machinery and Equipment Loan Agreement, dated September 9,
          1996, between Commonwealth of Pennsylvania, Department of
          Community and Economic Development and Harris.
10.18*    Machinery and Equipment Loan Agreement, dated as of November
          3, 1998, between Commonwealth of Pennsylvania, Department of
          Community and Economic Development and Harris.
10.19*    Master Agreement, dated as of December 2, 1997, between
          Harris Semiconductor and Optum Software.
10.20*    Purchase Agreement, dated as of March 14, 1997, between
          Harris Semiconductor and Praxair, Inc.
10.21*    Asset Purchase Agreement, dated as of July 2, 1999, by and among Align-Rite International, Inc., Align-Rite, Inc. and
          Harris.
10.22*    Bill of Sale and Assignment, dated as of July 2, 1999, by
          Harris in favor of Align-Rite International, Inc. and
          Align-Rite, Inc.
10.23*    Lease Agreement, dated as of July 2, 1999, by and among
          Harris Corporation Semiconductor Business Unit and
          Align-Rite, Inc.
10.24*    Photomask Supply and Strategic Alliance Agreement, dated as of July 2, 1999, by and among Harris, Align-Rite
          International, Inc. and Align-Rite, Inc.
10.25*    Site Services Agreement, dated as of July 2, 1999, by and
          among Harris Corporation Semiconductor Business Unit and
          Align-Rite, Inc.
10.26*    Software License Agreement, dated as of July 31, 1984,
          between Harris and Consilium Associates, Inc.
10.27*    Addendum Software License and Maintenance Agreement, dated as of October 27, 1995, between Harris and Consilium, Inc.
10.28*    Specialty Gas Supply Agreement, dated as of October 15,
          1996, between Air Products and Chemicals, Inc. and Harris.
10.29*    Silicon Wafer Purchase Agreement, dated as of January 1,
          1997, between Mitsubishi Silicon America Corporation and
          Harris.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.30*    Nitrogen Supply Agreement, dated as of September 22, 1992, between Harris Corporation Semiconductor Sector and Liquid
          Air Corporation Merchant Gases Division.
10.31*    Nitrogen Supply System Agreement, Amendment Number 1, dated as of September 15, 1996, between Air Liquide America
          Corporation and Harris Corporation Semiconductor Sector.
10.32*    Site Subscription Agreement, dated as of July 1, 1993,
          between Harris Semiconductor Sector of Harris and Cadence
          Design Systems, Inc.
10.33*    Site Subscription Addendum, dated December 19, 1997, between
          Harris Semiconductor Sector of Harris and Cadence Design
          Systems, Inc.
10.34*    HMCD -- HSS Memorandum of Agreement, dated March 26, 1999, between Harris Microwave Communication Division and Harris
          Semiconductor Sector.
10.35*    Investment Agency Appointment and Participation
          Authorization, dated September 3, 1999, between Intersil,
          Intersil Corporation Master Trust and T. Rowe Price Trust
          Company.
10.36*    Investment Agency Appointment and Participation Authority,
          dated September 3, 1999, between Intersil Corporation Master
          Trust and T. Rowe Price Trust Company.
10.37*    Investment Advisory Agreement (Equity Growth Fund), dated
          September 3, 1999, between T. Rowe Price Associates, Inc.
          and Intersil Corporation Retirement Committee.
10.38*    Investment Advisory Agreement (Equity Income Fund), dated
          September 3, 1999, between T. Rowe Price Associates, Inc.
          and Intersil Corporation Retirement Committee.
10.39*    Intersil Corporation Retirement Plan (Non-Union), dated
          September 3, 1999.
10.40*    Intersil Corporation Retirement Plan (Union), dated
          September 3, 1999.
10.41*    Commercial Supply Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and Harris.
10.42*    Military Supply Agreement, dated December 3, 1998, by and
          between Texas Instruments Incorporated and Harris.
10.43*    Intellectual Property Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated, Harris, Harris
          Advanced Technology (Malaysia) Sdn. Bhd. and Harris
          Southwest Properties, Inc.
10.44*    Asset Transfer Agreement, dated December 3, 1998, by and
          between Texas Instruments Incorporated and Harris Advanced
          Technology (Malaysia) Sdn. Bhd.
10.45*    Military Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments Incorporated, Harris,
          Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris
          Southwest Properties, Inc.
10.46*    Commercial Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments Incorporated, Harris,
          Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris
          Southwest Properties, Inc.
10.47*    Certificate of Leasehold Property for Land Office No. 7668
          by Harris Advanced Technology (M) Sdn. Bhd.
10.48*    State Lease for Lot No. 7716 by Harris Advanced Technology
          (Malaysia) Sdn. Bhd.
10.49*    Certificate of Leasehold Property for Land Office No. 7666
          by Harris Advanced Technology (M) Sdn. Bhd.
10.50     Amendment No. 1, dated as of December 13, 1999, to the
          Securities Purchase and Holders Agreement by and among
          Holding, Sterling Holding Company, LLC, Manatee Investment
          Corporation, Citicorp Mezzanine Partners, L.P. and the
          management investors named therein (incorporated by
          reference to Exhibit 10.50 to Amendment No. 1 to the
          Registration Statement on Form S-1 previously filed by the
          Registrant on September 5, 2000 (Registration No.
          333-44606).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.51     Amendment No. 2, dated as of May 31, 2000, to the Securities
          Purchase and Holders Agreement, by and among Holding,
          Sterling Holding Company, LLC, Manatee Investment
          Corporation, Citicorp (incorporated by reference to Exhibit
          10.51 to Amendment No. 1 to the Registration Statement on
          Form S-1 previously filed by the Registrant on September 5,
          2000 (Registration No. 333-44606).
10.52     Supply Agreement entered into as of June 30, 2000 by and
          between ChipPAC Limited and Intersil Corporation
          (incorporated by reference to Exhibit 10.33 to the
          Registration Statement on Form S-1 previously filed by
          ChipPAC, Inc. on July 14, 2000 (Registration No.
          333-39428)).
10.53     Intellectual Property Agreement entered into as of June 30,
          2000 between Intersil Corporation and ChipPAC Limited
          (incorporated by reference to Exhibit 10.32 to the
          Registration Statement on Form S-1 previously filed by
          ChipPAC, Inc. on July 14, 2000 (Registration No.
          333-39428)).
10.54     Intersil Holding Corporation 1999 Equity Compensation Plan,
          effective as of August 13, 1999 (incorporated by reference to Exhibit 10.54 to the 10-K).
10.55     The Intersil Holding Corporation Employee Stock Purchase
          Plan, effective as of February 25, 2000 (incorporated by
          reference to Exhibit 10.55 to the 10-K).
21.01*    Subsidiaries of Holding.
23.01*    Consent of Dechert Price & Rhoads (included in Exhibit
          5.01).
23.02     Consent of Ernst & Young LLP.


---------------
* Previously filed